Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the 2009 Equity Incentive Plan of Telenav, Inc. of our report dated August 22, 2014 (except as to Notes 5 and 13, as to which the date is August 24, 2015), with respect to the consolidated financial statements and schedule of Telenav, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
August 24, 2015